Exhibit 99.1
Coca-Cola Reports Fourth Quarter and Full Year 2024 Results

Global Unit Case Volume Grew 2% for the Quarter and 1% for the Full Year

Net Revenues Grew 6% for the Quarter and 3% for the Full Year;
Organic Revenues (Non-GAAP) Grew 14% for the Quarter and 12% for the Full Year

Operating Income Grew 19% for the Quarter and Declined 12% for the Full Year;
Comparable Currency Neutral Operating Income (Non-GAAP) Grew 22% for the Quarter and 16% for the Full Year

Fourth Quarter EPS Grew 12% to $0.51; Comparable EPS (Non-GAAP) Grew 12% to $0.55;
Full Year EPS Declined Slightly to $2.46; Comparable EPS (Non-GAAP) Grew 7% to $2.88

Cash Flow from Operations was $6.8 Billion for the Full Year, Down 41%;
Free Cash Flow (Non-GAAP) was $4.7 Billion for the Full Year, Down 51%;
Free Cash Flow Excluding the IRS Tax Litigation Deposit (Non-GAAP) was $10.8 Billion for the Full Year, Up 11%

Company Provides 2025 Financial Outlook

ATLANTA, Feb. 11, 2025 – The Coca-Cola Company today reported fourth quarter and full year 2024 results. “Our all-weather strategy is working, and we continue to demonstrate our ability to lead through dynamic external environments,” said James Quincey, Chairman and CEO of The Coca-Cola Company. “Our global scale, coupled with local-market expertise and the unwavering dedication of our people and our system, uniquely position us to capture the vast opportunities ahead.”

Highlights

Quarterly/Full Year Performance
•Revenues: For the quarter, net revenues increased 6% to $11.5 billion, and organic revenues (non-GAAP) grew 14%, driven by 9% growth in price/mix and a 5% increase in concentrate sales. Concentrate sales were 3 points ahead of unit case volume, primarily driven by two additional days and the timing of concentrate shipments. For the full year, net revenues grew 3% to $47.1 billion, and organic revenues (non-GAAP) grew 12%, driven by 11% growth in price/mix and 2% growth in concentrate sales. Concentrate sales were 1 point ahead of unit case volume, primarily due to the timing of concentrate shipments.
•Operating margin: For the quarter, operating margin was 23.5% versus 21.0% in the prior year, while comparable operating margin (non-GAAP) was 24.0% versus 23.1% in the prior year. For the full year, operating margin was

21.2% versus 24.7% in the prior year, while comparable operating margin (non-GAAP) was 30.0% versus 29.1% in the prior year. For both the quarter and the full year, operating margin performance included items impacting comparability, as well as currency headwinds. Full year operating margin included a charge of $3.1 billion related to the remeasurement of the contingent consideration liability to fair value in conjunction with the acquisition of fairlife, LLC (“fairlife”) in 2020. For both the quarter and the full year, comparable operating margin (non-GAAP) expansion was primarily driven by strong organic revenue (non-GAAP) growth and the impact of refranchising bottling operations, partially offset by higher input costs, higher operating expenses and currency headwinds.
•Earnings per share: For the quarter, EPS grew 12% to $0.51, while comparable EPS (non-GAAP) grew 12% to $0.55. EPS performance included the impact of a 1-point currency headwind, while comparable EPS (non-GAAP) performance included the impact of an 11-point currency headwind. For the full year, EPS declined slightly to $2.46, while comparable EPS (non-GAAP) grew 7% to $2.88. EPS and comparable EPS (non-GAAP) performance both included the impact of a 9-point currency headwind.
•Market share: For both the quarter and the full year, the company gained value share in total nonalcoholic ready-to-drink (“NARTD”) beverages.
•Cash flow: For the full year, cash flow from operations and free cash flow (non-GAAP) were $6.8 billion and $4.7 billion, respectively. Both decreased versus the prior year, primarily due to a $6.0 billion deposit made to the U.S. Internal Revenue Service (“IRS”) related to ongoing tax litigation (“IRS tax litigation deposit”). Free cash flow excluding the IRS tax litigation deposit (non-GAAP) was $10.8 billion, an increase of $1.0 billion versus the prior year, largely due to strong business performance and working capital benefits, partially offset by higher other tax payments and higher capital expenditures.

Company Updates
•Offering a brand portfolio across compelling package offerings: The company, in close alignment with its bottling partners, continues to exemplify leadership in revenue growth management (“RGM”) by offering relevant global and local brands in a variety of packages at the right price points to meet consumer needs. Returnable glass bottles offer a unique competitive advantage, having an expansive footprint for the company across more than 110 countries and, in 2024, added 1.6 billion unit cases to total company volume performance, with a growth rate that outpaced total company volume growth. Returnable glass bottles are important to the company’s RGM capabilities, serving as both an affordable and premium package that can be tailored to local market needs. In developed markets across Western Europe, the bottle is a key premium package in away-from-home channels. In certain developing and emerging markets, returnable glass bottles are an affordable offering that enables the company to recruit consumers and develop the commercial beverage industry. In 2018, the company launched a universal returnable glass bottle in Latin America, aimed at further reducing input costs, increasing collectability and expanding beverage offerings. The universal bottle has quickly expanded to markets around the world, including Germany, South Africa and Vietnam, with more opportunities ahead.
•Stepping up key execution levers to drive recruitment: The company’s global franchise system is increasing outlet coverage and accelerating the placement of cold-drink equipment across local markets to drive consumer recruitment and long-term balanced revenue growth. In 2024, the Coca-Cola system increased availability by adding more than 250,000 net new outlets and nearly 600,000 new coolers. Increasing cold-drink equipment is critical to drive transactions and expand the consumer base, as coolers are one of the strongest enablers for transaction growth, especially in traditional trade channels where approximately 90% of NARTD beverages are served cold. These actions contributed to the company growing volume and gaining value share for both the quarter and the full year.

Operating Review – Three Months Ended December 31, 2024
Revenues and Volume

Percent Change	Concentrate Sales[1]	Price/Mix	Currency Impact	Acquisitions, Divestitures and Structural Changes, Net	Reported Net Revenues	Organic Revenues[2]	Unit Case Volume[3]
Consolidated	5	9	(3)	(5)	6	14	2
Europe, Middle East & Africa	6	11	(11)	0	6	17	0
Latin America	3	23	(15)	0	10	25	2
North America	4	12	0	0	16	15	1
Asia Pacific	6	(5)	8	0	9	1	6
Global Ventures[4]	10	(7)	2	0	5	3	3
Bottling Investments	4	2	0	(30)	(23)	7	(26)
Operating Income and EPS

Percent Change	Reported Operating Income	Items Impacting Comparability	Currency Impact	Comparable Currency Neutral Operating Income[2]
Consolidated	19	11	(14)	22
Europe, Middle East & Africa	2	7	(20)	14
Latin America	24	1	(24)	46
North America	29	3	0	26
Asia Pacific	24	35	(5)	(6)
Global Ventures	14	4	1	9
Bottling Investments	8	7	4	(3)

Percent Change	Reported EPS	Items Impacting Comparability	Currency Impact	Comparable Currency Neutral EPS[2]
Consolidated	12	(1)	(11)	23

Note: Certain rows may not add due to rounding.
1 For Bottling Investments, this represents the percent change in net revenues attributable to the increase (decrease) in unit case volume computed based on total sales (rather than average daily sales) in each of the corresponding periods after considering the impact of structural changes, if any.
2 Organic revenues, comparable currency neutral operating income and comparable currency neutral EPS are non-GAAP financial measures. Refer to the Reconciliation of GAAP and Non-GAAP Financial Measures section.
3 Unit case volume is computed based on average daily sales.
4 Due to the combination of multiple business models in the Global Ventures operating segment, the composition of concentrate sales and price/mix may fluctuate materially from period to period. Therefore, the company places greater focus on revenue growth as the best indicator     of underlying performance of the Global Ventures operating segment.

Operating Review – Year Ended December 31, 2024
Revenues and Volume

Percent Change	Concentrate Sales[1]	Price/Mix	Currency Impact	Acquisitions, Divestitures and Structural Changes, Net	Reported Net Revenues	Organic Revenues[2]	Unit Case Volume
Consolidated	2	11	(5)	(4)	3	12	1
Europe, Middle East & Africa	(1)	17	(16)	0	1	16	0
Latin America	3	21	(14)	0	11	25	3
North America	1	10	0	0	11	11	0
Asia Pacific	2	2	(3)	0	2	4	1
Global Ventures[3]	4	(3)	2	0	2	1	2
Bottling Investments	5	5	(2)	(28)	(21)	9	(23)
Operating Income and EPS

Percent Change	Reported Operating Income	Items Impacting Comparability	Currency Impact	Comparable Currency Neutral Operating Income[2]
Consolidated	(12)	(17)	(11)	16
Europe, Middle East & Africa	(2)	1	(16)	14
Latin America	10	(2)	(18)	31
North America	(2)	(16)	0	14
Asia Pacific	5	6	(6)	5
Global Ventures	9	1	1	8
Bottling Investments	(14)	1	(1)	(15)

Percent Change	Reported EPS	Items Impacting Comparability	Currency Impact	Comparable Currency Neutral EPS[2]
Consolidated	0	(8)	(9)	17

Note: Certain rows may not add due to rounding.
1 For Bottling Investments, this represents the percent change in net revenues attributable to the increase (decrease) in unit case volume after considering the impact of structural changes, if any.
2 Organic revenues, comparable currency neutral operating income and comparable currency neutral EPS are non-GAAP financial measures. Refer to the Reconciliation of GAAP and Non-GAAP Financial Measures section.
3 Due to the combination of multiple business models in the Global Ventures operating segment, the composition of concentrate sales and     price/mix may fluctuate materially from period to period. Therefore, the company places greater focus on revenue growth as the best indicator     of underlying performance of the Global Ventures operating segment
In addition to the data in the preceding tables, operating results included the following:

Consolidated
•Unit case volume grew 2% for the quarter, led by China, Brazil and the United States. For the full year, unit case volume grew 1%, led by Brazil, India and Mexico.

Unit case volume performance included the following:
◦Sparkling soft drinks grew 2% for both the quarter and the full year. For the quarter, performance was driven by growth across all geographic operating segments and, for the full year, growth was driven by Latin America, Asia Pacific and North America. Trademark Coca-Cola grew 2% for both the quarter and the full year, driven by growth in Latin America, Asia Pacific and North America. Coca-Cola Zero Sugar grew 13% for the quarter and 9% for the full year, both driven by growth across all geographic operating segments. Sparkling flavors grew 2% for the quarter and 1% for the full year, both primarily driven by growth in Asia Pacific and North America.
◦Juice, value-added dairy and plant-based beverages declined 1% for the quarter and were even for the full year, as growth in North America was offset by declines in Europe, Middle East and Africa.
◦Water, sports, coffee and tea grew 2% for the quarter and declined 1% for the full year. Water grew 2% for the quarter and declined 2% for the full year. For the quarter, water performance was primarily driven by growth in Europe, Middle East and Africa, Latin America and Asia Pacific and, for the full year, growth in Latin America and Europe, Middle East and Africa was more than offset by a decline in Asia Pacific. Sports drinks declined 2% for the quarter and 1% for the full year as growth in Europe, Middle East and Africa was more than offset by declines in North America and Asia Pacific. Coffee declined 1% for the quarter and 3% for the full year, primarily due to the performance of Costa® coffee in the United Kingdom. Tea grew 5% for the quarter and 4% for the full year. For the quarter, growth was driven by all geographic operating segments and, for the full year, growth was driven primarily by Asia Pacific and Europe, Middle East and Africa.
•Price/mix grew 9% for the quarter and 11% for the full year. For the quarter, approximately 4 points were driven by pricing from markets experiencing intense inflation, with the remainder driven by pricing actions in the marketplace and favorable mix. Concentrate sales were 3 points ahead of unit case volume, primarily due to two additional days and the timing of concentrate shipments. For the full year, approximately 5 points were driven by pricing from markets experiencing intense inflation, with the remainder driven by pricing actions in the marketplace and favorable mix. Concentrate sales were 1 point ahead of unit case volume, primarily due to the timing of concentrate shipments.
•Operating income grew 19% for the quarter and declined 12% for the full year, which included items impacting comparability and currency headwinds. Comparable currency neutral operating income (non-GAAP) grew 22% for the quarter and 16% for the full year. For the quarter, comparable currency neutral operating income (non-GAAP) performance was driven by organic revenue (non-GAAP) growth across all operating segments, partially offset by higher input costs and operating expenses. For the full year, performance was driven by organic revenue (non-GAAP) growth across all operating segments, partially offset by an increase in marketing investments, higher input costs and higher operating expenses.

Europe, Middle East & Africa
•Unit case volume was even for the quarter as growth in water, sports, coffee and tea and sparkling flavors was offset by a decline in juice, value-added dairy and plant-based beverages.
•Price/mix grew 11% for the quarter, primarily driven by pricing from markets experiencing intense inflation as well as pricing actions across operating units, partially offset by unfavorable mix. For the quarter, concentrate sales were 6 points ahead of unit case volume, primarily due to the timing of concentrate shipments and two additional days.
•Operating income grew 2% for the quarter, which included items impacting comparability and a 13-point currency headwind. Comparable currency neutral operating income (non-GAAP) grew 14% for the quarter, primarily driven by strong organic revenue (non-GAAP) growth, partially offset by higher input costs and marketing investments.

•For the full year, the company gained value share in total NARTD beverages, led by share gains in Nigeria, Romania and France.

Latin America
•Unit case volume grew 2% for the quarter, primarily driven by growth in Trademark Coca-Cola.
•Price/mix grew 23% for the quarter. More than half of the growth was driven by the impact of inflationary pricing in Argentina, with the remainder driven by favorable mix and pricing actions in the marketplace. For the quarter, concentrate sales were 1 point ahead of unit case volume, primarily due to two additional days, partially offset by the timing of concentrate shipments.
•Operating income increased 24% for the quarter, which included items impacting comparability and an 18-point currency headwind. Comparable currency neutral operating income (non-GAAP) grew 46% for the quarter, primarily driven by strong organic revenue (non-GAAP) growth and marketing efficiencies, partially offset by higher operating expenses.
•For the full year, the company gained value share in total NARTD beverages, led by share gains in Colombia, Brazil and Mexico.

North America
•Unit case volume grew 1% for the quarter, primarily driven by growth in sparkling flavors, juice, value-added dairy and plant-based beverages, and Trademark Coca-Cola.
•Price/mix grew 12% for the quarter, driven by pricing actions in the marketplace and favorable mix. For the quarter, concentrate sales were 3 points ahead of unit case volume, primarily due to two additional days and the timing of concentrate shipments.
•Operating income grew 29% for the quarter, which included items impacting comparability and a 2-point currency tailwind. Comparable currency neutral operating income (non-GAAP) grew 26% for the quarter, primarily driven by strong organic revenue (non-GAAP) growth, partially offset by higher input costs and marketing investments.
•For the full year, the company gained value share in total NARTD beverages, driven by share gains in Trademark Coca-Cola and juice, value-added dairy and plant-based beverages.

Asia Pacific
•Unit case volume grew 6% for the quarter, primarily driven by growth in Trademark Coca-Cola and sparkling flavors.
•Price/mix declined 5% for the quarter, driven by unfavorable mix, partially offset by pricing actions in the marketplace. For the quarter, concentrate sales were in line with unit case volume.
•Operating income grew 24% for the quarter, which included items impacting comparability and a 31-point currency tailwind. Comparable currency neutral operating income (non-GAAP) declined 6% for the quarter, as organic revenue (non-GAAP) growth was more than offset by higher input costs and an increase in marketing investments.
•For the full year, total NARTD beverages value share for the company was even, as growth in the Philippines, South Korea and Japan was offset by declines in Indonesia and Bangladesh.

Global Ventures
•Net revenues grew 5% and organic revenues (non-GAAP) grew 3% for the quarter, primarily driven by product mix.
•Operating income grew 14% for the quarter, which included items impacting comparability and a 1-point currency tailwind. Comparable currency neutral operating income (non-GAAP) grew 9% for the quarter, driven by product mix.

Bottling Investments
•Unit case volume declined 26% for the quarter, largely due to the impact of refranchising bottling operations.
•Price/mix grew 2% for the quarter, driven by pricing actions across markets.
•Operating income grew 8% for the quarter, which included items impacting comparability, a 5-point currency tailwind and the impact of refranchising bottling operations. Comparable currency neutral operating income (non-GAAP) declined 3% for the quarter.

Capital Allocation Update
•Reinvesting in the business: The company continued to invest in its various lines of business and spent $2.1 billion on capital expenditures in 2024, an increase of 11% versus the prior year.
•Continuing to grow the dividend: The company paid dividends totaling $8.4 billion during 2024. The company has increased its dividend in each of the last 62 years.
•M&A initiatives: In 2024, the company did not make any significant acquisitions. The company continues to evaluate inorganic growth opportunities through brands and capabilities. In 2024, with respect to divestitures, the company made progress towards refranchising company-owned bottling operations.
•Share repurchases: In 2024, the company issued $0.7 billion of shares in connection with the exercise of stock options by employees and purchased $1.8 billion of shares. Consequently, net share repurchases (non-GAAP) were $1.1 billion. The company’s remaining share repurchase authorization is approximately $4.9 billion.

Outlook
The 2025 outlook information provided below includes forward-looking non-GAAP financial measures, which management uses in measuring performance. The company is not able to reconcile full year 2025 projected organic revenues (non-GAAP) to full year 2025 projected reported net revenues, full year 2025 projected comparable net revenues (non-GAAP) to full year 2025 projected reported net revenues, full year 2025 projected underlying effective tax rate (non-GAAP) to full year 2025 projected reported effective tax rate, full year 2025 projected comparable currency neutral EPS (non-GAAP) to full year 2025 projected reported EPS, or full year 2025 projected comparable EPS (non-GAAP) to full year 2025 projected reported EPS without unreasonable efforts because it is not possible to predict with a reasonable degree of certainty the exact timing and exact impact of acquisitions, divestitures and structural changes throughout 2025; the exact timing and exact amount of items impacting comparability throughout 2025; and the exact impact of fluctuations in foreign currency exchange rates throughout 2025. The unavailable information could have a significant impact on the company’s full year 2025 reported financial results.
Full Year 2025
The company expects to deliver organic revenue (non-GAAP) growth of 5% to 6%.
For comparable net revenues (non-GAAP), the company expects a 3% to 4% currency headwind based on the current rates and including the impact of hedged positions, in addition to a slight headwind from acquisitions, divestitures and structural changes.

The company’s underlying effective tax rate (non-GAAP) is estimated to be 20.8% versus 18.6% in 2024. This includes the impact of several countries enacting the global minimum tax regulations and does not include the impact of ongoing tax litigation with the IRS, if the company were not to prevail.
The company expects to deliver comparable currency neutral EPS (non-GAAP) growth of 8% to 10%.
The company expects comparable EPS (non-GAAP) growth of 2% to 3%, versus $2.88 in 2024.
Comparable EPS (non-GAAP) percentage growth is expected to include a 6% to 7% currency headwind based on the current rates and including the impact of hedged positions, in addition to a slight headwind from acquisitions, divestitures and structural changes.
The company expects to generate free cash flow excluding the fairlife contingent consideration payment (non-GAAP) of approximately $9.5 billion. This consists of cash flow from operations excluding the fairlife contingent consideration payment (non-GAAP) of approximately $11.7 billion, less capital expenditures of approximately $2.2 billion.
First Quarter 2025 Considerations
Comparable net revenues (non-GAAP) are expected to include a 3% to 4% currency headwind based on the current rates and including the impact of hedged positions, in addition to a 2% to 3% headwind from acquisitions, divestitures and structural changes.
Comparable EPS (non-GAAP) percentage growth is expected to include a 5% to 6% currency headwind based on the current rates and including the impact of hedged positions, in addition to a 2% to 3% headwind from acquisitions, divestitures and structural changes.
The first quarter has two fewer days compared to first quarter 2024.

Notes
•All references to growth rate percentages and share compare the results of the period to those of the prior year comparable period, unless otherwise noted.
•All references to volume and volume percentage changes indicate unit case volume, unless otherwise noted. All volume percentage changes are computed based on average daily sales in the fourth quarter, unless otherwise noted, and are computed on a reported basis for the full year. “Unit case” means a unit of measurement equal to 192 U.S. fluid ounces of finished beverage (24 eight-ounce servings), with the exception of unit case equivalents for Costa non-ready-to-drink beverage products which are primarily measured in number of transactions. “Unit case volume” means the number of unit cases (or unit case equivalents) of company beverages directly or indirectly sold by the company and its bottling partners to customers or consumers.
•“Concentrate sales” represents the amount of concentrates, syrups, beverage bases, source waters and powders/minerals (in all instances expressed in unit case equivalents) sold by, or used in finished beverages sold by, the company to its bottling partners or other customers. For Costa non-ready-to-drink beverage products, “concentrate sales” represents the amount of beverages, primarily measured in number of transactions (in all instances expressed in unit case equivalents) sold by the company to customers or consumers. In the reconciliation of reported net revenues, “concentrate sales” represents the percent change in net revenues attributable to the increase (decrease) in concentrate sales volume for the geographic operating segments and the Global Ventures operating segment after considering the impact of structural changes, if any. For the Bottling Investments operating segment for the fourth quarter, this represents the percent change in net revenues attributable to the increase (decrease) in unit case volume computed based on total sales (rather than average daily sales) in each of the corresponding periods after considering the impact of structural changes, if any. For the Bottling Investments operating segment for the full year, this represents the percent change in net revenues attributable to the increase (decrease) in unit case volume after considering the impact of structural changes, if any. The Bottling Investments operating segment reflects unit case volume growth for consolidated bottlers only.

•“Price/mix” represents the change in net operating revenues caused by factors such as price changes, the mix of products and packages sold, and the mix of channels and geographic territories where the sales occurred.
•First quarter 2024 financial results were impacted by one less day as compared to first quarter 2023, and fourth quarter 2024 financial results were impacted by two additional days as compared to fourth quarter 2023. Unit case volume results for the quarters are not impacted by the variances in days due to the average daily sales computation referenced above.

Conference Call
The company is hosting a conference call with investors and analysts to discuss fourth quarter and full year 2024 operating results today, Feb. 11, 2025, at 8:30 a.m. ET. The company invites participants to listen to a live webcast of the conference call on the company’s website, http://www.coca-colacompany.com, in the “Investors” section. An audio replay in downloadable digital format and a transcript of the call will be available on the website within 24 hours following the call. Further, the “Investors” section of the website includes certain supplemental information and a reconciliation of non-GAAP financial measures to the company’s results as reported under GAAP, which may be used during the call when discussing financial results.

Contacts:
Investors and Analysts: Robin Halpern, koinvestorrelations@coca-cola.com
Media: Scott Leith, sleith@coca-cola.com

THE COCA-COLA COMPANY AND SUBSIDIARIES
Consolidated Statements of Income
(In millions except per share data)

	Three Months Ended
	December 31, 2024	December 31, 2023	% Change
Net Operating Revenues	$11,544	$10,849	6
Cost of goods sold	4,613	4,634	0
Gross Profit	6,931	6,215	12
Selling, general and administrative expenses	4,046	3,799	7
Other operating charges	176	143	24
Operating Income	2,709	2,273	19
Interest income	204	267	(24)
Interest expense	431	413	5
Equity income (loss) — net	338	361	(6)
Other income (loss) — net	(14)	(6)	(120)
Income Before Income Taxes	2,806	2,482	13
Income taxes	593	496	20
Consolidated Net Income	2,213	1,986	11
Less: Net income (loss) attributable to noncontrolling interests	18	13	23
Net Income Attributable to Shareowners of The Coca-Cola Company	$2,195	$1,973	11
Basic Net Income Per Share[1]	$0.51	$0.46	12
Diluted Net Income Per Share[1]	$0.51	$0.46	12
Average Shares Outstanding	4,306	4,317	0
Effect of dilutive securities	11	13	(12)
Average Shares Outstanding Assuming Dilution	4,317	4,330	0
Note: Certain growth rates may not recalculate using the rounded dollar amounts provided.
1 Calculated based on net income attributable to shareowners of The Coca-Cola Company.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Consolidated Statements of Income
(In millions except per share data)

	Year Ended
	December 31, 2024	December 31, 2023	% Change
Net Operating Revenues	$47,061	$45,754	3
Cost of goods sold	18,324	18,520	(1)
Gross Profit	28,737	27,234	6
Selling, general and administrative expenses	14,582	13,972	4
Other operating charges	4,163	1,951	113
Operating Income	9,992	11,311	(12)
Interest income	988	907	9
Interest expense	1,656	1,527	8
Equity income (loss) — net	1,770	1,691	5
Other income (loss) — net	1,992	570	249
Income Before Income Taxes	13,086	12,952	1
Income taxes	2,437	2,249	8
Consolidated Net Income	10,649	10,703	(1)
Less: Net income (loss) attributable to noncontrolling interests	18	(11)	—
Net Income Attributable to Shareowners of The Coca-Cola Company	$10,631	$10,714	(1)
Basic Net Income Per Share[1]	$2.47	$2.48	0
Diluted Net Income Per Share[1]	$2.46	$2.47	0
Average Shares Outstanding	4,309	4,323	0
Effect of dilutive securities	11	16	(27)
Average Shares Outstanding Assuming Dilution	4,320	4,339	0
Note: Certain growth rates may not recalculate using the rounded dollar amounts provided.
1 Calculated based on net income attributable to shareowners of The Coca-Cola Company.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Consolidated Balance Sheets
(In millions except par value)

	December 31, 2024	December 31, 2023
ASSETS
Current Assets
Cash and cash equivalents	$10,828	$9,366
Short-term investments	2,020	2,997
Total Cash, Cash Equivalents and Short-Term Investments	12,848	12,363
Marketable securities	1,723	1,300
Trade accounts receivable, less allowances of $506 and $502, respectively	3,569	3,410
Inventories	4,728	4,424
Prepaid expenses and other current assets	3,129	5,235
Total Current Assets	25,997	26,732
Equity method investments	18,087	19,671
Deferred income tax assets	1,319	1,561
Property, plant and equipment — net	10,303	9,236
Trademarks with indefinite lives	13,301	14,349
Goodwill	18,139	18,358
Other noncurrent assets	13,403	7,796
Total Assets	$100,549	$97,703
LIABILITIES AND EQUITY
Current Liabilities
Accounts payable and accrued expenses	$21,715	$15,485
Loans and notes payable	1,499	4,557
Current maturities of long-term debt	648	1,960
Accrued income taxes	1,387	1,569
Total Current Liabilities	25,249	23,571
Long-term debt	42,375	35,547
Other noncurrent liabilities	4,084	8,466
Deferred income tax liabilities	2,469	2,639
The Coca-Cola Company Shareowners’ Equity
Common stock, $0.25 par value; authorized — 11,200 shares; issued — 7,040 shares	1,760	1,760
Capital surplus	19,801	19,209
Reinvested earnings	76,054	73,782
Accumulated other comprehensive income (loss)	(16,843)	(14,275)
Treasury stock, at cost — 2,738 and 2,732 shares, respectively	(55,916)	(54,535)
Equity Attributable to Shareowners of The Coca-Cola Company	24,856	25,941
Equity attributable to noncontrolling interests	1,516	1,539
Total Equity	26,372	27,480
Total Liabilities and Equity	$100,549	$97,703

THE COCA-COLA COMPANY AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In millions)

	Year Ended
	December 31, 2024	December 31, 2023
Operating Activities
Consolidated net income	$10,649	$10,703
Adjustments to reconcile consolidated net income to net cash provided by operating activities:
Depreciation and amortization	1,075	1,128
Stock-based compensation expense	286	254
Deferred income taxes	(11)	(2)
Equity (income) loss — net of dividends	(802)	(1,019)
Foreign currency adjustments	(110)	175
Significant (gains) losses — net	(1,737)	(492)
Other operating charges	4,000	1,741
Other items	(311)	(43)
Net change in operating assets and liabilities	(6,234)	(846)
Net Cash Provided by Operating Activities	6,805	11,599
Investing Activities
Purchases of investments	(5,640)	(6,698)
Proceeds from disposals of investments	6,589	4,354
Acquisitions of businesses, equity method investments and nonmarketable securities	(315)	(62)
Proceeds from disposals of businesses, equity method investments and nonmarketable securities	3,485	430
Purchases of property, plant and equipment	(2,064)	(1,852)
Proceeds from disposals of property, plant and equipment	40	74
Collateral (paid) received associated with hedging activities — net	235	366
Other investing activities	194	39
Net Cash Provided by (Used in) Investing Activities	2,524	(3,349)
Financing Activities
Issuances of loans, notes payable and long-term debt	12,061	6,891
Payments of loans, notes payable and long-term debt	(9,533)	(5,034)
Issuances of stock	747	539
Purchases of stock for treasury	(1,795)	(2,289)
Dividends	(8,359)	(7,952)
Other financing activities	(31)	(465)
Net Cash Provided by (Used in) Financing Activities	(6,910)	(8,310)
Effect of Exchange Rate Changes on Cash, Cash Equivalents, Restricted Cash and Restricted Cash Equivalents	(623)	(73)
Cash, Cash Equivalents, Restricted Cash and Restricted Cash Equivalents
Net increase (decrease) in cash, cash equivalents, restricted cash and restricted cash equivalents during the year	1,796	(133)
Cash, cash equivalents, restricted cash and restricted cash equivalents at beginning of year	9,692	9,825
Cash, Cash Equivalents, Restricted Cash and Restricted Cash Equivalents at End of Year	11,488	9,692
Less: Restricted cash and restricted cash equivalents at end of year	660	326
Cash and Cash Equivalents at End of Year	$10,828	$9,366

THE COCA-COLA COMPANY AND SUBSIDIARIES
Operating Segments and Corporate
(In millions)

Three Months Ended

	Net Operating Revenues[1]			Operating Income (Loss)
	December 31, 2024	December 31, 2023	% Fav. / (Unfav.)	December 31, 2024	December 31, 2023	% Fav. / (Unfav.)
Europe, Middle East & Africa	$1,791	$1,690	6	$816	$798	2
Latin America	1,643	1,492	10	985	797	24
North America	4,679	4,040	16	1,174	910	29
Asia Pacific	1,216	1,115	9	388	313	24
Global Ventures	850	813	5	135	119	14
Bottling Investments	1,551	2,013	(23)	199	185	8
Corporate	22	31	(31)	(988)	(849)	(16)
Eliminations	(208)	(345)	40	—	—	—
Consolidated	$11,544	$10,849	6	$2,709	$2,273	19
Note: Certain growth rates may not recalculate using the rounded dollar amounts provided.
1 During the three months ended December 31, 2024, intersegment revenues were $156 million for Europe, Middle East & Africa, $2 million for North America, $48 million for Asia Pacific and $2 million for Bottling Investments. During the three months ended December 31, 2023, intersegment revenues were $181 million for Europe, Middle East & Africa, $2 million for North America, $160 million for Asia Pacific and $2 million for Bottling Investments.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Operating Segments and Corporate
(In millions)

Year Ended

	Net Operating Revenues[1]			Operating Income (Loss)
	December 31, 2024	December 31, 2023	% Fav. / (Unfav.)	December 31, 2024	December 31, 2023	% Fav. / (Unfav.)
Europe, Middle East & Africa	$8,122	$8,078	1	$4,125	$4,202	(2)
Latin America	6,459	5,830	11	3,780	3,432	10
North America	18,649	16,774	11	4,336	4,435	(2)
Asia Pacific	5,546	5,455	2	2,148	2,040	5
Global Ventures	3,129	3,064	2	359	329	9
Bottling Investments	6,223	7,860	(21)	496	578	(14)
Corporate	97	126	(23)	(5,252)	(3,705)	(42)
Eliminations	(1,164)	(1,433)	19	—	—	—
Consolidated	$47,061	$45,754	3	$9,992	$11,311	(12)
Note: Certain growth rates may not recalculate using the rounded dollar amounts provided.
1 During the year ended December 31, 2024, intersegment revenues were $680 million for Europe, Middle East & Africa, $9 million for North America, $467 million for Asia Pacific and $8 million for Bottling Investments. During the year ended December 31, 2023, intersegment revenues were $686 million for Europe, Middle East & Africa, $8 million for North America, $731 million for Asia Pacific and $8 million for Bottling Investments.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
The company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP” or referred to herein as “reported”). To supplement our consolidated financial statements reported on a GAAP basis, we provide the following non-GAAP financial measures: “comparable net revenues,” “comparable currency neutral net revenues,” “organic revenues,” “comparable operating margin,” “underlying operating margin,” “comparable operating income,” “comparable currency neutral operating income,” “comparable EPS,” “comparable currency neutral EPS,” “underlying effective tax rate,” “net share repurchases,” “cash flow from operations excluding the IRS tax litigation deposit,” “projected cash flow from operations excluding the fairlife contingent consideration payment,” “free cash flow,” “free cash flow excluding the IRS tax litigation deposit” and “projected free cash flow excluding the fairlife contingent consideration payment” each of which is defined below. Management believes these non-GAAP financial measures provide investors with additional meaningful financial information that should be considered when assessing our underlying business performance and trends. Further, management believes these non-GAAP financial measures also enhance investors’ ability to compare period-to-period financial results. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company’s reported results prepared in accordance with GAAP. Our non-GAAP financial measures do not represent a comprehensive basis of accounting. Therefore, our non-GAAP financial measures may not be comparable to similarly titled measures reported by other companies. Reconciliations of each of these non-GAAP financial measures to GAAP information are also included below. Management uses these non-GAAP financial measures in making financial, operating, compensation and planning decisions and in evaluating the company’s performance. Disclosing these non-GAAP financial measures allows investors and management to view our operating results excluding the impact of items that are not reflective of the underlying operating performance.
DEFINITIONS
•“Currency neutral operating results” are determined by dividing or multiplying, as appropriate, our current period actual U.S. dollar operating results, by the current period actual exchange rates (that include the impact of current period currency hedging activities), to derive our current period local currency operating results. We then multiply or divide, as appropriate, the derived current period local currency operating results by the foreign currency exchange rates (that also include the impact of the comparable prior period currency hedging activities) used to translate the company’s financial statements in the comparable prior year period to determine what the current period U.S. dollar operating results would have been if the foreign currency exchange rates had not changed from the comparable prior year period.
•“Structural changes” generally refer to acquisitions and divestitures of bottling operations, including the impact of intercompany transactions between our operating segments. In January 2023, the company refranchised our bottling operations in Vietnam. The impact of this refranchising has been included in acquisitions, divestitures and structural changes in our analysis of net revenues on a consolidated basis as well as for the Bottling Investments and Asia Pacific operating segments for the year ended December 31, 2024. In January, February and December 2024, the company refranchised our bottling operations in certain territories in India, and in February 2024, the company refranchised our bottling operations in Bangladesh and the Philippines. The impact of each of these refranchisings has been included in acquisitions, divestitures and structural changes in our analysis of net revenues on a consolidated basis as well as for the Bottling Investments and Asia Pacific operating segments for the three months and year ended December 31, 2024.
•“Comparable net revenues” is a non-GAAP financial measure that excludes or has otherwise been adjusted for items impacting comparability (discussed further below). “Comparable currency neutral net revenues” is a non-GAAP financial measure that excludes or has otherwise been adjusted for items impacting comparability (discussed further below) as well as the impact of fluctuations in foreign currency exchange rates. Management believes the comparable net revenues (non-GAAP) growth measure and the comparable currency neutral net revenues (non-GAAP) growth measure provide investors with useful supplemental information to enhance their understanding of the company’s revenue performance and trends by improving their ability to compare our period-to-period results. “Organic revenues” is a non-GAAP financial measure that excludes or has otherwise been adjusted for the impact of acquisitions, divestitures and structural changes, as applicable, and the impact of fluctuations in foreign currency exchange rates. Management believes the organic revenue (non-GAAP) growth measure provides users with useful supplemental information regarding the company’s ongoing revenue

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
performance and trends by presenting revenue growth excluding the impact of foreign exchange as well as the impact of acquisitions, divestitures and structural changes. The adjustments related to acquisitions, divestitures and structural changes for the three months and year ended December 31, 2024 included the structural changes discussed above. Additionally, in May 2023, the company acquired certain brands in Asia Pacific. The impact of acquiring these brands has been included in acquisitions, divestitures and structural changes in our analysis of net revenues on a consolidated basis as well as for the Asia Pacific operating segment for the year ended December 31, 2024.
•“Comparable operating income” is a non-GAAP financial measure that excludes or has otherwise been adjusted for items impacting comparability (discussed further below). “Comparable currency neutral operating income” is a non-GAAP financial measure that excludes or has otherwise been adjusted for items impacting comparability (discussed further below) and the impact of fluctuations in foreign currency exchange rates. “Comparable operating margin” is a non-GAAP financial measure that excludes or has otherwise been adjusted for items impacting comparability (discussed further below). “Underlying operating margin” is a non-GAAP financial measure that excludes or has otherwise been adjusted for items impacting comparability (discussed further below), the impact of fluctuations in foreign currency exchange rates, and the impact of acquisitions, divestitures and structural changes, as applicable. Management uses these non-GAAP financial measures to evaluate the company’s performance and make resource allocation decisions. Further, management believes the comparable operating income (non-GAAP) growth measure, comparable currency neutral operating income (non-GAAP) growth measure, comparable operating margin (non-GAAP) measure and underlying operating margin (non-GAAP) measure enhance its ability to communicate the underlying operating results and provide investors with useful supplemental information to enhance their understanding of the company’s underlying business performance and trends by improving their ability to compare our period-to-period financial results.
•“Comparable EPS” and “comparable currency neutral EPS” are non-GAAP financial measures that exclude or have otherwise been adjusted for items impacting comparability (discussed further below). Comparable currency neutral EPS (non-GAAP) has also been adjusted for the impact of fluctuations in foreign currency exchange rates. Management uses these non-GAAP financial measures to evaluate the company’s performance and make resource allocation decisions. Further, management believes the comparable EPS (non-GAAP) and comparable currency neutral EPS (non-GAAP) growth measures enhance its ability to communicate the underlying operating results and provide investors with useful supplemental information to enhance their understanding of the company’s underlying business performance and trends by improving their ability to compare our period-to-period financial results.
•“Underlying effective tax rate” is a non-GAAP financial measure that represents the estimated annual effective income tax rate on income before income taxes, which excludes or has otherwise been adjusted for items impacting comparability (discussed further below).
•“Net share repurchases” is a non-GAAP financial measure that reflects the net amount of purchases of stock for treasury after considering proceeds from the issuances of stock, and as applicable, the net change in stock issuance receivables (related to employee stock options exercised but not settled prior to the end of the period) and the net change in treasury stock payables (for treasury shares repurchased but not settled prior to the end of the period).
•“Cash flow from operations excluding the IRS tax litigation deposit” is a non-GAAP financial measure that represents net cash provided by operating activities excluding the company’s IRS tax litigation deposit that was paid in 2024. “Free cash flow” is a non-GAAP financial measure that represents net cash provided by operating activities less purchases of property, plant and equipment. “Free cash flow excluding the IRS tax litigation deposit” is a non-GAAP financial measure that represents net cash provided by operating activities less purchases of property, plant and equipment and excludes the company’s IRS tax litigation deposit that was paid in 2024. “Projected cash flow from operations excluding the fairlife contingent consideration payment” is a non-GAAP financial measure that represents net cash provided by operating activities excluding the company’s latest estimate of the fairlife contingent consideration payment that will be paid in 2025. “Projected free cash flow excluding the fairlife contingent consideration payment” is a non-GAAP financial measure that represents net cash provided by operating activities less purchases of property, plant and equipment and excludes the company’s latest estimate of the fairlife

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
contingent consideration payment that will be paid in 2025. Management uses these non-GAAP financial measures to evaluate the company’s performance and make resource allocation decisions.
ITEMS IMPACTING COMPARABILITY
The following information is provided to give qualitative and quantitative information related to items impacting comparability. Items impacting comparability are not defined terms within GAAP. Therefore, our non-GAAP financial information may not be comparable to similarly titled measures reported by other companies. We determine which items to consider as “items impacting comparability” based on how management views our business; makes financial, operating, compensation and planning decisions; and evaluates the company’s ongoing performance. Items such as charges, gains and accounting changes which are viewed by management as impacting only the current period or the comparable period, but not both, or as pertaining to different and unrelated underlying activities or events across comparable periods, are generally considered “items impacting comparability.” Items impacting comparability include, but are not limited to, asset impairments, transaction gains/losses including associated costs, and charges related to restructuring initiatives, in each case when exceeding a U.S. dollar threshold. Also included are our proportionate share of similar items incurred by our equity method investees, timing differences related to our economic (non-designated) hedging activities, and timing differences related to unrealized mark-to-market adjustments of equity securities and trading debt securities, regardless of size. In addition, we provide the impact that fluctuations in foreign currency exchange rates had on our financial results (“currency neutral operating results” defined above).
Asset Impairments
During the three months and year ended December 31, 2024, the company recorded charges of $39 million and $126 million, respectively, related to the impairment of a trademark in Latin America, which was primarily driven by revised projections of future operating results and changes in macroeconomic conditions.
During the year ended December 31, 2024, the company recorded a charge of $760 million related to the impairment of our BODYARMOR trademark, which was primarily driven by revised projections of future operating results and higher discount rates resulting from changes in macroeconomic conditions since the acquisition date. Additionally, the company recorded an other-than-temporary impairment charge of $34 million related to an equity method investee in Latin America.
During the three months and year ended December 31, 2023, the company recorded an other-than-temporary impairment charge of $39 million related to an equity method investee in Latin America.
Equity Investees
During the three months and year ended December 31, 2024, the company recorded net charges of $47 million and $92 million, respectively. During the three months and year ended December 31, 2023, the company recorded net charges of $27 million and $159 million, respectively. These amounts represent the company’s proportionate share of significant operating and nonoperating items recorded by certain of our equity method investees.
Transaction Gains/Losses
During the three months and year ended December 31, 2024, the company recorded charges of $88 million and $3,109 million, respectively, related to the remeasurement of our contingent consideration liability to fair value in conjunction with our acquisition of fairlife.
During the three months and year ended December 31, 2024, the company recorded net gains of $13 million and $303 million, respectively, related to the refranchising of our bottling operations in certain territories in India, including the impact of post-closing adjustments. Additionally, during the year ended December 31, 2024, the company incurred $7 million of transaction costs related to the refranchising of our bottling operations in certain territories in India.
During the year ended December 31, 2024, the company recorded a net gain of $595 million related to the refranchising of our bottling operations in the Philippines, including the impact of post-closing adjustments. Additionally, the company recorded a net gain of $506 million related to the sale of our ownership interest in an equity method investee in Thailand, including the impact of post-closing adjustments. The company also recorded a net gain of $338 million and transaction costs of $2 million related to the sale of a portion of our interest in Coca-Cola Consolidated, Inc. (“Coke Consolidated”), an equity method investee, to Coke Consolidated.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
During the year ended December 31, 2024, the company recorded a gain of $6 million related to the sale of our ownership interest in one of our equity method investees in Latin America and recorded a loss of $7 million related to post-closing adjustments for the refranchising of our bottling operations in Vietnam in 2023.
During the three months and year ended December 31, 2023, the company recorded charges of $82 million and $1,702 million, respectively, related to the remeasurement of our contingent consideration liability to fair value in conjunction with our acquisition of fairlife. Additionally, the company recorded a gain of $82 million related to the sale of our ownership interest in our equity method investee in Pakistan.
During the year ended December 31, 2023, the company recognized a gain of $342 million related to the sale of a portion of our ownership interest in an unconsolidated bottling operation. Additionally, the company recorded gains of $439 million and $3 million related to the refranchising of our bottling operations in Vietnam and Cambodia, respectively.
Restructuring
During the three months and year ended December 31, 2024, the company recorded charges of $31 million and $133 million, respectively. During the three months and year ended December 31, 2023, the company recorded charges of $55 million and $164 million, respectively. The costs incurred were primarily related to certain initiatives designed to further simplify and standardize our organization as part of our productivity and reinvestment program.
During the three months and year ended December 31, 2023, the company recorded charges of $1 million and $27 million, respectively, primarily related to severance costs associated with the restructuring of our North America operating unit.
Other Items
Economic (Non-Designated) Hedges
The company uses derivatives as economic hedges primarily to mitigate the foreign exchange risk for certain currencies, certain interest rate risk, and the price risk associated with the purchase of materials used in our manufacturing processes as well as the purchase of vehicle fuel. Although these derivatives were not designated and/or did not qualify for hedge accounting, they are effective economic hedges. The changes in fair values of these economic hedges are immediately recognized in earnings.
The company excludes the net impact of mark-to-market adjustments for outstanding hedges and realized gains/losses for settled hedges from our non-GAAP financial information until the period in which the underlying exposure being hedged impacts our consolidated statement of income. Management believes this adjustment provides meaningful information related to the impact of our economic hedging activities. During the three months and year ended December 31, 2024, the net impact of the company’s adjustment related to our economic hedging activities resulted in decreases of $162 million and $138 million, respectively, to our non-GAAP income before income taxes.
During the three months and year ended December 31, 2023, the net impact of the company’s adjustment related to our economic hedging activities resulted in increases of $107 million and $42 million, respectively, to our non-GAAP income before income taxes.
Unrealized Gains and Losses on Equity and Trading Debt Securities
The company excludes the net impact of unrealized gains and losses resulting from mark-to-market adjustments on our equity and trading debt securities from our non-GAAP financial information until the period in which the underlying securities are sold and the associated gains or losses are realized, unless individually significant. Management believes this adjustment provides meaningful information related to the impact of our investments in equity and trading debt securities. During the three months and year ended December 31, 2024, the net impact of the company’s adjustment related to unrealized gains and losses on our equity and trading debt securities resulted in an increase of $58 million and a decrease of $206 million, respectively, to our non-GAAP income before income taxes.
During the three months and year ended December 31, 2023, the net impact of the company’s adjustment related to unrealized gains and losses on our equity and trading debt securities resulted in a decrease of $163 million and an increase of $15 million, respectively, to our non-GAAP income before income taxes.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
Other
During the three months and year ended December 31, 2024, the company recorded net charges of $2 million and $19 million, respectively, related to restructuring our manufacturing operations in the United States. Additionally, the company recorded charges of $4 million and $15 million, respectively, for the amortization of noncompete agreements related to the BODYARMOR acquisition in 2021.
During the three months ended December 31, 2024, the company recorded a net charge of $1 million due to tax litigation expense and during the year ended December 31, 2024, the company recorded a net benefit of $2 million related to a revision of management’s estimates for tax litigation expense.
During the three months and year ended December 31, 2024, the company recorded a charge of $13 million related to an indemnification agreement entered into as a part of the refranchising of certain bottling operations.
During the three months and year ended December 31, 2023, the company recorded a net charge of $61 million due to pension and other postretirement benefit plan settlement charges. The company also recorded net charges of $35 million and $50 million, respectively, related to restructuring our manufacturing operations in the United States. Additionally, the company recorded charges of $4 million and $15 million, respectively, for the amortization of noncompete agreements related to the BODYARMOR acquisition. The company also recorded charges of $1 million and $8 million, respectively, related to tax litigation expense.
During the year ended December 31, 2023, the company recorded charges totaling $35 million related to the discontinuation of certain manufacturing operations in Asia Pacific.
Certain Tax Matters
During the three months and year ended December 31, 2024, the company recorded $1 million and $62 million, respectively, of excess tax benefits associated with the company’s stock-based compensation arrangements and net income tax expense of $17 million and $50 million, respectively, primarily associated with return to provision adjustments. The company also recorded net income tax expense of $39 million and a net income tax benefit of $2 million, respectively, for changes to our uncertain tax positions, including interest and penalties, as well as for various discrete tax items. Additionally, the company recorded net income tax expense of $19 million and $103 million, respectively, related to the resolution of certain foreign tax matters and recorded expense of $2 million and $24 million, respectively, for other costs directly related to those matters.
During the three months and year ended December 31, 2024, the company also recorded net income tax expense of $15 million related to U.S. regulations issued during the year.
During the three months and year ended December 31, 2023, the company recorded $7 million and $40 million, respectively, of excess tax benefits associated with the company’s stock-based compensation arrangements and net income tax benefits of $10 million and $87 million, respectively, primarily associated with return to provision adjustments. During the year ended December 31, 2023, the company recorded a net income tax benefit of $90 million related to a change in tax law in a certain foreign jurisdiction and a net income tax benefit of $111 million for changes to our uncertain tax positions, including interest and penalties, as well as for various discrete tax items.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(In millions except per share data)

	Three Months Ended December 31, 2024
	Net operating revenues	Cost of goods sold	Gross profit	Gross margin	Selling, general and administrative expenses	Other operating charges	Operating income	Operating margin
Reported (GAAP)	$11,544	$4,613	$6,931	60.0%	$4,046	$176	$2,709	23.5%
Items Impacting Comparability:
Asset Impairments	—	—	—		—	(39)	39
Equity Investees	—	—	—		—	—	—
Transaction Gains/Losses	—	—	—		—	(88)	88
Restructuring	—	—	—		—	(31)	31
Other Items	(140)	13	(153)		—	(18)	(135)
Certain Tax Matters	—	—	—		(2)	—	2
Comparable (Non-GAAP)	$11,404	$4,626	$6,778	59.4%	$4,044	$—	$2,734	24.0%

	Three Months Ended December 31, 2023
	Net operating revenues	Cost of goods sold	Gross profit	Gross margin	Selling, general and administrative expenses	Other operating charges	Operating income	Operating margin
Reported (GAAP)	$10,849	$4,634	$6,215	57.3%	$3,799	$143	$2,273	21.0%
Items Impacting Comparability:
Asset Impairments	—	—	—		—	—	—
Equity Investees	—	—	—		—	—	—
Transaction Gains/Losses	—	—	—		—	(82)	82
Restructuring	—	—	—		—	(56)	56
Other Items	99	(17)	116		—	(5)	121
Certain Tax Matters	—	—	—		—	—	—
Comparable (Non-GAAP)	$10,948	$4,617	$6,331	57.8%	$3,799	$—	$2,532	23.1%

	Net operating revenues	Cost of goods sold	Gross profit		Selling, general and administrative expenses	Other operating charges	Operating income
% Change — Reported (GAAP)	6	0	12		7	24	19
% Currency Impact	(3)	(2)	(3)		(2)	—	(5)
% Change — Currency Neutral (Non-GAAP)	9	2	15		9	—	24

% Change — Comparable (Non-GAAP)	4	0	7		6	—	8
% Comparable Currency Impact (Non-GAAP)	(5)	(2)	(7)		(2)	—	(14)
% Change — Comparable Currency Neutral (Non-GAAP)	9	2	14		9	—	22
Note: Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(In millions except per share data)

	Three Months Ended December 31, 2024
	Interest expense	Equity income (loss) — net	Other income (loss) — net	Income before income taxes	Income taxes[1]	Effective tax rate	Net income[3]	Diluted net income per share
Reported (GAAP)	$431	$338	$(14)	$2,806	$593	21.1%	$2,195	$0.51
Items Impacting Comparability:
Asset Impairments	—	—	—	39	10		29	0.01
Equity Investees	—	47	—	47	—		47	0.01
Transaction Gains/Losses	—	—	(13)	75	19		56	0.01
Restructuring	—	—	—	31	7		24	0.01
Other Items	7	—	58	(84)	(23)		(61)	(0.01)
Certain Tax Matters	—	—	—	2	(89)		91	0.02
Comparable (Non-GAAP)	$438	$385	$31	$2,916	$517	17.7% [2]	$2,381	$0.55

	Three Months Ended December 31, 2023
	Interest expense	Equity income (loss) — net	Other income (loss) — net	Income before income taxes	Income taxes[1]	Effective tax rate	Net income[3]	Diluted net income per share
Reported (GAAP)	$413	$361	$(6)	$2,482	$496	20.0%	$1,973	$0.46
Items Impacting Comparability:
Asset Impairments	—	—	39	39	—		39	0.01
Equity Investees	—	27	—	27	1		26	0.01
Transaction Gains/Losses	—	—	(82)	—	(39)		39	0.01
Restructuring	—	—	—	56	15		41	0.01
Other Items	6	—	(70)	45	16		29	0.01
Certain Tax Matters	—	—	—	—	17		(17)	—
Comparable (Non-GAAP)	$419	$388	$(119)	$2,649	$506	19.1%	$2,130	$0.49

	Interest expense	Equity income (loss) — net	Other income (loss) — net	Income before income taxes	Income taxes[1]		Net income[3]	Diluted net income per share
% Change — Reported (GAAP)	5	(6)	(120)	13	20		11	12
% Change — Comparable (Non-GAAP)	4	(1)	—	10	2		12	12
Note: Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.
1 The income tax adjustments are the calculated income tax benefits (charges) at the applicable tax rate for each of the items impacting comparability with the exception of certain tax matters discussed above.
2 This does not include the impact of the ongoing tax litigation with the U.S. Internal Revenue Service, if the company were not to prevail.
3 This represents net income attributable to shareowners of The Coca-Cola Company.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(In millions except per share data)

	Year Ended December 31, 2024
	Net operating revenues	Cost of goods sold	Gross profit	Gross margin	Selling, general and administrative expenses	Other operating charges	Operating income	Operating margin
Reported (GAAP)	$47,061	$18,324	$28,737	61.1%	$14,582	$4,163	$9,992	21.2%
Items Impacting Comparability:
Asset Impairments	—	—	—		—	(886)	886
Equity Investees	—	—	—		—	—	—
Transaction Gains/Losses	—	—	—		—	(3,118)	3,118
Restructuring	—	—	—		—	(133)	133
Other Items	(164)	(70)	(94)		—	(26)	(68)
Certain Tax Matters	—	—	—		(24)	—	24
Comparable (Non-GAAP)	$46,897	$18,254	$28,643	61.1%	$14,558	$—	$14,085	30.0%

	Year Ended December 31, 2023
	Net operating revenues	Cost of goods sold	Gross profit	Gross margin	Selling, general and administrative expenses	Other operating charges	Operating income	Operating margin
Reported (GAAP)	$45,754	$18,520	$27,234	59.5%	$13,972	$1,951	$11,311	24.7%
Items Impacting Comparability:
Asset Impairments	—	—	—		—	—	—
Equity Investees	—	—	—		—	—	—
Transaction Gains/Losses	—	—	—		11	(1,702)	1,691
Restructuring	—	—	—		—	(191)	191
Other Items	30	(55)	85		—	(58)	143
Certain Tax Matters	—	—	—		—	—	—
Comparable (Non-GAAP)	$45,784	$18,465	$27,319	59.7%	$13,983	$—	$13,336	29.1%

	Net operating revenues	Cost of goods sold	Gross profit		Selling, general and administrative expenses	Other operating charges	Operating income
% Change — Reported (GAAP)	3	(1)	6		4	113	(12)
% Currency Impact	(5)	(3)	(6)		(4)	—	(11)
% Change — Currency Neutral (Non-GAAP)	8	2	12		8	—	(1)

% Change — Comparable (Non-GAAP)	2	(1)	5		4	—	6
% Comparable Currency Impact (Non-GAAP)	(5)	(3)	(7)		(4)	—	(11)
% Change — Comparable Currency Neutral (Non-GAAP)	8	2	12		8	—	16
Note: Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(In millions except per share data)

	Year Ended December 31, 2024
	Interest expense	Equity income (loss) — net	Other income (loss) — net	Income before income taxes	Income taxes[1]	Effective tax rate	Net income[3]	Diluted net income per share
Reported (GAAP)	$1,656	$1,770	$1,992	$13,086	$2,437	18.6%	$10,631	$2.46
Items Impacting Comparability:
Asset Impairments	—	—	34	920	222		698	0.16
Equity Investees	—	92	—	92	2		90	0.02
Transaction Gains/Losses	—	—	(1,741)	1,377	332		1,045	0.24
Restructuring	—	—	—	133	33		100	0.02
Other Items	25	—	(206)	(299)	(70)		(229)	(0.05)
Certain Tax Matters	—	—	—	24	(104)		128	0.03
Comparable (Non-GAAP)	$1,681	$1,862	$79	$15,333	$2,852	18.6% [2]	$12,463	$2.88

	Year Ended December 31, 2023
	Interest expense	Equity income (loss) — net	Other income (loss) — net	Income before income taxes	Income taxes[1]	Effective tax rate	Net income[3]	Diluted net income per share
Reported (GAAP)	$1,527	$1,691	$570	$12,952	$2,249	17.4%	$10,714	$2.47
Items Impacting Comparability:
Asset Impairments	—	—	39	39	—		39	0.01
Equity Investees	—	159	—	159	14		145	0.03
Transaction Gains/Losses	—	—	(855)	836	27		809	0.19
Restructuring	—	—	—	191	48		143	0.03
Other Items	25	—	108	226	71		138	0.03
Certain Tax Matters	—	—	—	—	328		(328)	(0.08)
Comparable (Non-GAAP)	$1,552	$1,850	$(138)	$14,403	$2,737	19.0%	$11,660	$2.69

	Interest expense	Equity income (loss) — net	Other income (loss) — net	Income before income taxes	Income taxes[1]		Net income[3]	Diluted net income per share
% Change — Reported (GAAP)	8	5	249	1	8		(1)	0
% Change — Comparable (Non-GAAP)	8	1	—	6	4		7	7
Note: Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.
1 The income tax adjustments are the calculated income tax benefits (charges) at the applicable tax rate for each of the items impacting comparability with the exception of certain tax matters discussed above.
2 This does not include the impact of the ongoing tax litigation with the U.S. Internal Revenue Service, if the company were not to prevail.
3 This represents net income attributable to shareowners of The Coca-Cola Company.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures

Diluted Net Income Per Share:
Three Months Ended December 31, 2024
% Change — Reported (GAAP)	12
% Currency Impact	(1)
% Change — Currency Neutral (Non-GAAP)	13

% Impact of Items Impacting Comparability (Non-GAAP)	(1)
% Change — Comparable (Non-GAAP)	12
% Comparable Currency Impact (Non-GAAP)	(11)
% Change — Comparable Currency Neutral (Non-GAAP)	23

Year Ended December 31, 2024
% Change — Reported (GAAP)	0
% Currency Impact	(9)
% Change — Currency Neutral (Non-GAAP)	8

% Impact of Items Impacting Comparability (Non-GAAP)	(8)
% Change — Comparable (Non-GAAP)	7
% Comparable Currency Impact (Non-GAAP)	(9)
% Change — Comparable Currency Neutral (Non-GAAP)	17
Note: Certain columns may not add due to rounding.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(In millions)

Net Operating Revenues by Operating Segment and Corporate:

	Three Months Ended December 31, 2024
	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Global Ventures	Bottling Investments	Corporate	Eliminations	Consolidated
Reported (GAAP)	$1,791	$1,643	$4,679	$1,216	$850	$1,551	$22	$(208)	$11,544
Items Impacting Comparability:
Other Items	(30)	(26)	(14)	(70)	—	—	—	—	(140)
Comparable (Non-GAAP)	$1,761	$1,617	$4,665	$1,146	$850	$1,551	$22	$(208)	$11,404

	Three Months Ended December 31, 2023
	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Global Ventures	Bottling Investments	Corporate	Eliminations	Consolidated
Reported (GAAP)	$1,690	$1,492	$4,040	$1,115	$813	$2,013	$31	$(345)	$10,849
Items Impacting Comparability:
Other Items	34	19	3	43	—	—	—	—	99
Comparable (Non-GAAP)	$1,724	$1,511	$4,043	$1,158	$813	$2,013	$31	$(345)	$10,948

	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Global Ventures	Bottling Investments	Corporate	Eliminations	Consolidated
% Change — Reported (GAAP)	6	10	16	9	5	(23)	(31)	40	6
% Currency Impact	(11)	(15)	0	8	2	0	(1)	—	(3)
% Change — Currency Neutral (Non-GAAP)	17	25	15	1	3	(23)	(30)	—	9
% Acquisitions, Divestitures and Structural Changes	0	0	0	0	0	(30)	0	—	(5)
% Change — Organic Revenues (Non-GAAP)	17	25	15	1	3	7	(30)	—	14

% Change — Comparable (Non-GAAP)	2	7	15	(1)	5	(23)	(31)	—	4
% Comparable Currency Impact (Non-GAAP)	(15)	(18)	0	(2)	2	0	(1)	—	(5)
% Change — Comparable Currency Neutral (Non-GAAP)	17	25	15	1	3	(23)	(30)	—	9
Note: Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(In millions)

Net Operating Revenues by Operating Segment and Corporate:

	Year Ended December 31, 2024
	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Global Ventures	Bottling Investments	Corporate	Eliminations	Consolidated
Reported (GAAP)	$8,122	$6,459	$18,649	$5,546	$3,129	$6,223	$97	$(1,164)	$47,061
Items Impacting Comparability:
Other Items	(46)	(46)	(14)	(58)	—	—	—	—	(164)
Comparable (Non-GAAP)	$8,076	$6,413	$18,635	$5,488	$3,129	$6,223	$97	$(1,164)	$46,897

	Year Ended December 31, 2023
	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Global Ventures	Bottling Investments	Corporate	Eliminations	Consolidated
Reported (GAAP)	$8,078	$5,830	$16,774	$5,455	$3,064	$7,860	$126	$(1,433)	$45,754
Items Impacting Comparability:
Other Items	1	4	—	25	—	—	—	—	30
Comparable (Non-GAAP)	$8,079	$5,834	$16,774	$5,480	$3,064	$7,860	$126	$(1,433)	$45,784

	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Global Ventures	Bottling Investments	Corporate	Eliminations	Consolidated
% Change — Reported (GAAP)	1	11	11	2	2	(21)	(23)	19	3
% Currency Impact	(16)	(14)	0	(3)	2	(2)	0	—	(5)
% Change — Currency Neutral (Non-GAAP)	16	25	11	4	1	(19)	(23)	—	8
% Acquisitions, Divestitures and Structural Changes	0	0	0	0	0	(28)	0	—	(4)
% Change — Organic Revenues (Non-GAAP)	16	25	11	4	1	9	(23)	—	12

% Change — Comparable (Non-GAAP)	0	10	11	0	2	(21)	(23)	—	2
% Comparable Currency Impact (Non-GAAP)	(16)	(15)	0	(4)	2	(2)	0	—	(5)
% Change — Comparable Currency Neutral (Non-GAAP)	16	25	11	4	1	(19)	(23)	—	8
Note: Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(In millions)

Operating Income (Loss) by Operating Segment and Corporate:

	Three Months Ended December 31, 2024
	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Global Ventures	Bottling Investments	Corporate	Consolidated
Reported (GAAP)	$816	$985	$1,174	$388	$135	$199	$(988)	$2,709
Items Impacting Comparability:
Asset Impairments	—	39	—	—	—	—	—	39
Transaction Gains/Losses	—	—	—	—	—	—	88	88
Restructuring	—	—	—	—	—	—	31	31
Other Items	(30)	(26)	(27)	(70)	(4)	3	19	(135)
Certain Tax Matters	2	—	—	—	—	—	—	2
Comparable (Non-GAAP)	$788	$998	$1,147	$318	$131	$202	$(850)	$2,734

	Three Months Ended December 31, 2023
	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Global Ventures	Bottling Investments	Corporate	Consolidated
Reported (GAAP)	$798	$797	$910	$313	$119	$185	$(849)	$2,273
Items Impacting Comparability:
Asset Impairments	—	—	—	—	—	—	—	—
Transaction Gains/Losses	—	—	—	—	—	—	82	82
Restructuring	—	—	1	—	—	—	55	56
Other Items	34	19	3	43	—	16	6	121
Certain Tax Matters	—	—	—	—	—	—	—	—
Comparable (Non-GAAP)	$832	$816	$914	$356	$119	$201	$(706)	$2,532

	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Global Ventures	Bottling Investments	Corporate	Consolidated
% Change — Reported (GAAP)	2	24	29	24	14	8	(16)	19
% Currency Impact	(13)	(18)	2	31	1	5	2	(5)
% Change — Currency Neutral (Non-GAAP)	15	42	27	(7)	13	3	(18)	24

% Impact of Items Impacting Comparability (Non-GAAP)	7	1	3	35	4	7	4	11
% Change — Comparable (Non-GAAP)	(5)	22	26	(11)	10	1	(20)	8
% Comparable Currency Impact (Non-GAAP)	(20)	(24)	0	(5)	1	4	2	(14)
% Change — Comparable Currency Neutral (Non-GAAP)	14	46	26	(6)	9	(3)	(23)	22
Note: Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(In millions)

Operating Income (Loss) by Operating Segment and Corporate:

	Year Ended December 31, 2024
	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Global Ventures	Bottling Investments	Corporate	Consolidated
Reported (GAAP)	$4,125	$3,780	$4,336	$2,148	$359	$496	$(5,252)	$9,992
Items Impacting Comparability:
Asset Impairments	—	126	760	—	—	—	—	886
Transaction Gains/Losses	—	—	—	—	—	—	3,118	3,118
Restructuring	—	—	—	—	—	—	133	133
Other Items	(46)	(46)	56	(58)	(2)	1	27	(68)
Certain Tax Matters	3	—	—	—	—	—	21	24
Comparable (Non-GAAP)	$4,082	$3,860	$5,152	$2,090	$357	$497	$(1,953)	$14,085

	Year Ended December 31, 2023
	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Global Ventures	Bottling Investments	Corporate	Consolidated
Reported (GAAP)	$4,202	$3,432	$4,435	$2,040	$329	$578	$(3,705)	$11,311
Items Impacting Comparability:
Asset Impairments	—	—	—	—	—	—	—	—
Transaction Gains/Losses	—	—	—	—	—	—	1,691	1,691
Restructuring	—	—	26	—	—	—	165	191
Other Items	1	4	48	60	—	8	22	143
Certain Tax Matters	—	—	—	—	—	—	—	—
Comparable (Non-GAAP)	$4,203	$3,436	$4,509	$2,100	$329	$586	$(1,827)	$13,336

	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Global Ventures	Bottling Investments	Corporate	Consolidated
% Change — Reported (GAAP)	(2)	10	(2)	5	9	(14)	(42)	(12)
% Currency Impact	(15)	(17)	0	(2)	1	(1)	1	(11)
% Change — Currency Neutral (Non-GAAP)	14	27	(3)	7	8	(14)	(43)	(1)

% Impact of Items Impacting Comparability (Non-GAAP)	1	(2)	(16)	6	1	1	(35)	(17)
% Change — Comparable (Non-GAAP)	(3)	12	14	0	9	(15)	(7)	6
% Comparable Currency Impact (Non-GAAP)	(16)	(18)	0	(6)	1	(1)	2	(11)
% Change — Comparable Currency Neutral (Non-GAAP)	14	31	14	5	8	(15)	(9)	16
Note: Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures

Operating Margin:
	Three Months Ended December 31, 2024	Three Months Ended December 31, 2023	Basis Point Growth (Decline)
Reported Operating Margin (GAAP)	23.47%	20.95%	252
Items Impacting Comparability (Non-GAAP)	(0.49)%	(2.17)%
Comparable Operating Margin (Non-GAAP)	23.96%	23.12%	84
Comparable Currency Impact (Non-GAAP)	(1.82)%	0.00%
Comparable Currency Neutral Operating Margin (Non-GAAP)	25.78%	23.12%	266
Impact of Acquisitions, Divestitures and Structural Changes on Comparable Currency Neutral Operating Margin (Non-GAAP)	0.01%	(0.07)%
Underlying Operating Margin (Non-GAAP)	25.77%	23.19%	258

	Year Ended December 31, 2024	Year Ended December 31, 2023	Basis Point Growth (Decline)
Reported Operating Margin (GAAP)	21.23%	24.72%	(349)
Items Impacting Comparability (Non-GAAP)	(8.80)%	(4.41)%
Comparable Operating Margin (Non-GAAP)	30.03%	29.13%	90
Comparable Currency Impact (Non-GAAP)	(1.36)%	0.00%
Comparable Currency Neutral Operating Margin (Non-GAAP)	31.39%	29.13%	226
Impact of Acquisitions, Divestitures and Structural Changes on Comparable Currency Neutral Operating Margin (Non-GAAP)	0.11%	(0.57)%
Underlying Operating Margin (Non-GAAP)	31.28%	29.70%	158

Free Cash Flow (In millions):
	Year Ended December 31, 2024	Year Ended December 31, 2023	$ Change	% Change
Net Cash Provided by Operating Activities (GAAP)	$6,805	$11,599	$(4,794)	(41)
Purchases of Property, Plant and Equipment (GAAP)	(2,064)	(1,852)	(212)	11
Free Cash Flow (Non-GAAP)	4,741	9,747	(5,006)	(51)
Plus: IRS Tax Litigation Deposit	6,041	—	6,041	—
Free Cash Flow Excluding the IRS Tax Litigation Deposit (Non-GAAP)	$10,782	$9,747	$1,035	11

Net Share Repurchases (In millions):
Year Ended December 31, 2024
Issuances of Stock (GAAP)	$747
Purchases of Stock for Treasury (GAAP)	(1,795)
Net Change in Stock Issuance Receivables[1] (GAAP)	(7)
Net Share Repurchases (Non-GAAP)	$(1,055)
1 Represents the net change in receivables related to employee stock options exercised but not settled prior to the end of the period.

Projected 2025 Free Cash Flow Excluding the fairlife Contingent Consideration Payment (In billions):
Year Ending December 31, 2025
Projected GAAP Net Cash Provided by Operating Activities	$5.6
Plus: fairlife Contingent Consideration Payment	6.1
Projected Cash Flow from Operations Excluding the fairlife Contingent Consideration Payment (Non-GAAP)	11.7
Projected GAAP Purchases of Property, Plant and Equipment	(2.2)
Projected Free Cash Flow Excluding the fairlife Contingent Consideration Payment (Non-GAAP)	$9.5

About The Coca-Cola Company
The Coca-Cola Company (NYSE: KO) is a total beverage company with products sold in more than 200 countries and territories. Our company’s purpose is to refresh the world and make a difference. We sell multiple billion-dollar brands across several beverage categories worldwide. Our portfolio of sparkling soft drink brands includes Coca-Cola, Sprite and Fanta. Our water, sports, coffee and tea brands include Dasani, smartwater, vitaminwater, Topo Chico, BODYARMOR, Powerade, Costa, Georgia, Fuze Tea, Gold Peak and Ayataka. Our juice, value-added dairy and plant-based beverage brands include Minute Maid, Simply, innocent, Del Valle, fairlife and AdeS. We’re constantly transforming our portfolio, from reducing sugar in our drinks to bringing innovative new products to market. We seek to positively impact people’s lives, communities and the planet through water replenishment, packaging recycling, sustainable sourcing practices and carbon emissions reductions across our value chain. Together with our bottling partners, we employ more than 700,000 people, helping bring economic opportunity to local communities worldwide. Learn more at www.coca-colacompany.com and follow us on Instagram, Facebook and LinkedIn.

The information contained on, or that may be accessed through, our website or social media channels is not incorporated by reference into, and is not a part of, this document.

Forward-Looking Statements
This press release may contain statements, estimates or projections that constitute “forward-looking statements” as defined under U.S. federal securities laws. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will” and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause The Coca-Cola Company’s actual results to differ materially from its historical experience and our present expectations or projections. These risks include, but are not limited to, unfavorable economic and geopolitical conditions, including the direct or indirect negative impacts of the conflict between Russia and Ukraine and conflicts in the Middle East; increased competition; an inability to be successful in our innovation activities; changes in the retail landscape or the loss of key retail or foodservice customers; an inability to expand our business in emerging and developing markets; an inability to successfully manage the potential negative consequences of our productivity initiatives; an inability to attract or retain a highly skilled and diverse workforce; disruption of our supply chain, including increased commodity, raw material, packaging, energy, transportation and other input costs; an inability to successfully integrate and manage our acquired businesses, brands or bottling operations or an inability to realize a significant portion of the anticipated benefits of our joint ventures or strategic relationships; failure by our third-party service providers and business partners to satisfactorily fulfill their commitments and responsibilities; an inability to renew collective bargaining agreements on satisfactory terms, or we or our bottling partners experience strikes, work stoppages, labor shortages or labor unrest; obesity and other health-related concerns; evolving consumer product and shopping preferences; product safety and quality concerns; perceived negative health consequences of certain ingredients, such as non-nutritive sweeteners and biotechnology-derived substances, and of other substances present in our beverage products or packaging materials; failure to digitalize the Coca-Cola system; damage to our brand image, corporate reputation and social license to operate from negative publicity, whether or not warranted, concerning product safety or quality, workplace and human rights, obesity or other issues; an inability to successfully manage new product launches; an inability to maintain good relationships with our bottling partners; deterioration in our bottling partners’ financial condition; an inability to successfully manage our refranchising activities; increases in income tax rates, changes in income tax laws or the unfavorable resolution of tax matters, including the outcome of our ongoing tax dispute or any related disputes with the U.S. Internal Revenue Service (“IRS”); the possibility that the assumptions used to calculate our estimated aggregate incremental tax and interest liability related to the potential unfavorable outcome of the ongoing tax dispute with the IRS could significantly change; increased or new indirect taxes; changes in laws and regulations relating to beverage containers and packaging; significant additional labeling or warning requirements or limitations on the marketing or sale of our products; litigation or legal proceedings; conducting business in markets with high-risk legal compliance environments; failure to adequately protect, or disputes relating to, trademarks, formulas and other intellectual property rights; changes in, or failure to comply with, the laws and regulations applicable to our products or our business operations; fluctuations in foreign currency exchange rates; interest rate increases; an inability to achieve our overall long-term growth objectives; default by or failure of one or more of our counterparty financial institutions; impairment charges, and risks regarding potential additional impairments; an inability to protect our information systems against service interruption, misappropriation of data or cybersecurity incidents; failure to comply with privacy and data protection laws; evolving sustainability regulatory requirements and expectations; increasing concerns about the environmental impact of plastic bottles and other packaging materials; water scarcity and poor quality; increased demand for food products, decreased agricultural productivity and increased regulation of ingredient sourcing due diligence; climate change and legal or regulatory responses thereto; adverse weather conditions; and other risks discussed in our filings with the Securities and Exchange Commission (“SEC”), including our Annual Report on Form 10-K for the year ended December 31, 2023, and subsequently filed Quarterly Reports on Form 10-Q, which filings are available from the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. We undertake no obligation to publicly update or revise any forward-looking statements.